EXHIBIT 12.1

COMPUTATION OF RATIO OF
EARNINGS TO FIXED CHARGES

SOUTHWESTERN PUBLIC SERVICE COMPANY
AND SUBSIDIARIES

COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
TO CONSOLIDATED FIXED CHARGES

(not covered by Report of Independent Public Accountants)

	Nine months ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000(1)	1999	1998

			(in thousands, except ratios)
Earnings:
Net income	$67,112	$59,918	$73,882	$130,100	$69,492	$102,709	$114,987
Provisions for Federal and state taxes on income	41,693	36,111	43,363	71,175	58,776	59,399	65,696
Fixed charges as below	39,345	41,042	54,913	57,276	67,713	64,888	64,052
Less: Undistributed equity in earnings of unconsolidated affiliates	—	—	—	—	—	—	—

Total	$148,150	$137,071	$172,158	$258,551	$195,981	$226,996	$244,735

Fixed Charges:
Interest charges, excluding AFC — debt	$34,112	$35,154	$47,063	$49,426	$59,863	$57,038	$56,202
Distributions on redeemable preferred securities of subsidiary trust	5,233	5,888	7,850	7,850	7,850	7,850	7,850

Total	$39,345	$41,042	$54,913	$57,276	$67,713	$64,888	$64,052

Ratio of earnings to fixed charges	3.8	3.3	3.1	4.5	2.9	3.5	3.8

(1)	The 2000 Consolidated Statement of Operations Data has been adjusted to reflect the implementation of Statement of Financial Accounting Standard (“SFAS”) No. 145, which became effective in 2003 and requires retroactive restatement of prior periods. Interest charges and financing costs of $8.225 million related to the defeasance of our first mortgage bonds, previously disclosed in Extraordinary items, was reclassified to Interest charges and financing costs. Associated income tax benefits of $2.923 million have been reclassified from Extraordinary items to Income taxes. The reclassification had no impact on operating income or net income. The 2000 financial data were derived from financial statements audited by Arthur Andersen LLP, independent public accountants. However, due to the reclassification required by SFAS No. 145, the Consolidated Statement of Operations Data in the financial data disclosed above does not agree to the financial statements as audited Arthur Andersen LLP with respect to Interest charges and financing costs, Income taxes and Extraordinary items. We have been unable to obtain the consent of Arthur Andersen LLP to the use of their report in this prospectus